UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2017

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David R. Guyer, M.D. as Executive Chairman

On April 24, 2017, Ophthotech Corporation (the “Company” or “Ophthotech”) entered into a letter agreement (the “Guyer Letter Agreement”) with David R. Guyer, M.D., the Company’s Chief Executive Officer (“CEO”), providing for Dr. Guyer’s transition to Executive Chairman of the Board of Directors (the “Board”) of the Company. The Guyer Letter Agreement amends Dr. Guyer’s existing employment letter agreement, dated as of April 26, 2013 and previously amended as of February 26, 2015, with the Company.

Pursuant to the terms of the Guyer Letter Agreement, Dr. Guyer will continue to serve as CEO until July 1, 2017 (the “Transition Date”). Effective on the Transition Date, Dr. Guyer will be employed to serve as the Executive Chairman of the Board. The Guyer Letter Agreement provides for Dr. Guyer’s at-will employment as Executive Chairman for an indefinite term beginning on the Transition Date, with an initial annual base salary of $625,000 through December 31, 2017, with an adjustment to an annual base salary of $525,000 effective January 1, 2018. In addition, Dr. Guyer will be eligible for an annual target short-term cash incentive compensation opportunity of up to 65% of base salary for calendar year 2017, and an annual target short-term cash incentive compensation opportunity of up to 50% of base salary for each calendar year beginning with calendar year 2018. Dr. Guyer will remain eligible to participate in the employee benefit programs of the Company generally available to employees of the Company.

The Guyer Letter Agreement also amends and restates Dr. Guyer’s existing severance arrangements with the Company. Pursuant to the Guyer Letter Agreement, in the event that Dr. Guyer’s employment is terminated without “cause” (as such term is defined in the Guyer Letter Agreement)  or if Dr. Guyer terminates his employment for any reason, Dr. Guyer will be entitled to receive an amount equal to 12 months of his base salary (at the greater of an annualized base salary rate of $625,000 or his then-current annualized base salary rate); a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment is terminated (at the greater of a 65% target bonus rate or his then-current target bonus rate); and continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of 12 months immediately following the date of the termination of Dr. Guyer’s employment. These severance benefits are subject to the execution and effectiveness of a separation agreement and release of claims in favor of the Company and its affiliates. In addition, if Dr. Guyer’s employment is terminated without “cause” or for “good reason” within one year following a “change in control event” (as each such term is defined in the Guyer Letter Agreement), Dr. Guyer is entitled to full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time.

Dr. Guyer will remain subject to certain ongoing non-solicitation, non-competition and non-disclosure obligations to the Company.

David R. Guyer, M.D., age 57, is a co-founder of the Company and has served as Chairman of the Board since the Company’s inception in January 2007 and as the Company’s Chief Executive Officer since April 2013. Prior to serving as the Company’s Chief Executive Officer, Dr. Guyer served as a Partner at SV Life Sciences Advisers, LLC, a venture capital firm, from 2009 to 2013, and as a Venture Partner at SV Life Sciences from 2006 to 2009. In April 2013, Dr. Guyer resumed his role as Venture Partner at SV Life Sciences. He currently serves on the board of directors of Thrombogenics NV and Applied Genetic Technologies Corporation, both of which are publicly traded biotechnology companies. Dr. Guyer co-founded Eyetech Pharmaceuticals Inc. and served as its Chief Executive Officer and as a member of its board of directors from 2000 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Prior to co-founding Eyetech Pharmaceuticals, Dr. Guyer was a Professor and served as Chairman of the Department of Ophthalmology at New York University School of Medicine. Dr. Guyer received a B.S. from Yale College and an M.D. from Johns Hopkins Medical School. Dr. Guyer completed his ophthalmology residency at Wilmer Ophthalmological Institute, Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School.

Appointment of Glenn P. Sblendorio as Chief Executive Officer

The Company entered into a letter agreement (the “Sblendorio Letter Agreement”) with Glenn P. Sblendorio, the Company’s President, providing for Mr. Sblendorio’s additional appointment as CEO of the Company. The Sblendorio Letter Agreement amends Mr. Sblendorio’s existing employment letter agreement, dated as of January 4, 2016, with the Company.

Pursuant to the terms of the Sblendorio Letter Agreement, effective on the Transition Date, Mr. Sblendorio will be employed to serve as the CEO of the Company. The Sblendorio Letter Agreement provides for Mr. Sblendorio’s at-will employment as CEO for an indefinite term beginning on the Transition Date, with an increase to annual base salary of $625,000 effective as of the Transition Date. In addition, Mr. Sblendorio will be eligible for an annual target short-term cash incentive compensation opportunity of up to 65% of base salary, and will also remain eligible to participate in the employee benefit programs of the Company generally available to employees of the Company. Mr. Sblendorio’s severance arrangements with the Company under his existing employment letter agreement will remain in effect.

Mr. Sblendorio will also be subject to an invention assignment, non-disclosure, non-competition and non-solicitation agreement.

Mr. Sblendorio, age 61, has served as President of the Company since January 2017 and previously served as the Company’s Executive Vice President and Chief Operating Officer from April 2016 to January 2017. In addition, he served as Chief Financial Officer and Treasurer from April 2016 until the appointment of David Carroll to such position as described below. Mr. Sblendorio served as a member of the Company’s Board from July 2013 through March 2016 and has been nominated for election to the Board at the Company’s 2017 Annual Meeting of Stockholders. Prior to joining the Company, Mr. Sblendorio served as the President and Chief Financial Officer of The Medicines Company, a publicly traded medical solutions company, from March 2006 until December 2015. Mr. Sblendorio served as Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. and Amicus Therapeutics Inc., both of which are publicly traded biopharmaceutical companies, and previously served on the board of directors of The Medicines Company, as well as Ophthotech. Mr. Sblendorio received a B.B.A. from Pace University and an M.B.A. from Fairleigh Dickinson University.

Appointment of David Carroll as Senior Vice President, Chief Financial Officer and Treasurer

Effective as of April 24, 2017, David Carroll, age 51, was appointed Senior Vice President, Chief Financial Officer and Treasurer of the Company.  Mr. Carroll joined the Company in June 2016 and previously served as Senior Vice President, Finance from June 2016 to April 2017.  Prior to joining the Company, Mr. Carroll served in several senior financial leadership roles at The Medicines Company from to May 2008 to  June 2016, including Vice President, Controller from October 2008 to December 2015 and Senior Vice President, Chief Accounting Officer from January 2016 to June 2016.  Earlier in his career, Mr. Carroll served in various financial management positions of increasing responsibility for Genentech, Inc., a member of the Roche Group, Novartis AG, and Bristol-Myers Squibb Company.  Mr. Carroll is a certified public accountant and received a B.A. in Economics from Ursinus College and an M.B.A. from Rutgers University.

In connection with his appointment, the Board, following approval and recommendation from the Compensation Committee of the Board, approved an increase in Mr. Carroll’s annual base salary to $375,000 and an increase in his annual target short-term cash incentive compensation to 40% of base salary. Mr. Carroll will also be granted a nonstatutory stock option to purchase up to 63,500 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the grant date of April 24, 2017 (the “Option Award”).  The Option Award will vest over a four-year period, with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the grant date, subject to continued service with the Company.  The Option Award will be issued pursuant to the Company’s 2013 Stock Incentive Plan, as amended.

In connection with his appointment, the Board, following approval and recommendation from the Compensation Committee of the Board, approved the following severance benefits for Mr. Carroll.  In the event that

Mr. Carroll’s employment is terminated without cause or if Mr. Carroll terminates his employment for good reason within one year following a “change in control event” (as such term is defined in the Company’s 2013 Stock Incentive Plan), Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; his target annual short-term cash incentive opportunity for the year in which his employment is terminated; provided Mr. Carroll elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment; and full acceleration of vesting of any then-unvested equity awards held by him that vest solely based on the passage of time. In the event that Mr. Carroll’s employment is terminated without cause or if Mr. Carroll terminates his employment with the Company for good reason absent a “change in control event,” Mr. Carroll will be entitled to receive an amount equal to 9 months of his base salary; a pro-rated portion of his target annual short-term cash incentive opportunity for the year in which his employment terminates; and provided Mr. Carroll elects to continue his and his eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for monthly premium payments to continue such coverage for up to 9 months immediately following termination of his employment. These severance benefits are subject to the execution and effectiveness of a general release of claims in favor of the Company and its affiliates and will be memorialized in a severance agreement to be entered into with Mr. Carroll.

Mr. Carroll is also party to an invention assignment, non-disclosure, non-competition and non-solicitation agreement in his capacity as an employee of the Company.

In addition, in connection with Mr. Carroll’s appointment, the Company will enter into an indemnification agreement with Mr. Carroll in the form that the Company has entered into with its other executive officers.  This agreement will provide that the Company will indemnify Mr. Carroll to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company or in connection with his service at our request for another corporation or entity. Such agreement will also provide for procedures that will apply in the event that Mr. Carroll makes a claim for indemnification and establish certain presumptions that are favorable to Mr. Carroll, and may require us to indemnify Mr. Carroll for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: April 24, 2017	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary